Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 26, 2018	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER

SHARE FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2017

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $396 thousand or $0.22 per diluted share, for the three months ended December 31, 2017 as compared to $395 thousand or $0.21 per diluted share for the same period in 2016. The change in net income during the three months ended December 31, 2017 was primarily attributable to a $172 thousand increase in net interest income, a $17 thousand increase in non-interest income, and a $12 thousand decrease in provisions for loan losses, which were partially offset by a $41 thousand increase in non-interest expense and a $159 thousand increase in income tax expense. The increase in income tax expense for the quarter ended December 31, 2017 reflects $133 thousand of additional federal income tax expense recorded as a result of a write down in the Company’s net deferred tax assets pursuant to the enactment of the Tax Cuts and Jobs Act of 2017 (JTCA), when compared to the same period in 2016. The Company expects a lower effective federal income tax rate beginning January 1, 2018 when the federal corporate tax rate will be reduced to 21% from 34%. The increase in net interest income during the three months ended December 31, 2017 was attributable to a $453 thousand increase in interest income primarily due to higher average yields on investment and mortgage-backed securities, and higher average balances of loans when compared to the same period in 2016. The increase in net interest income was partially offset by a $281 thousand increase in interest expense. The increase in interest expense was primarily attributable to both higher average balances and higher average market rates paid on Federal Home Loan Bank (FHLB) short-term borrowings which were partially offset by the payoff of FHLB long-term borrowings. The increase in non-interest income was primarily the result of the absence of an unrealized loss on a trading security partially offset by a decrease in miscellaneous operating income. The increase in non-interest expense was primarily attributable to higher correspondent bank service charges and an increase in debit card fraud losses during the quarter ended December 31, 2017, when compared to the same period in 2016. The decrease in the provision for loan losses was primarily attributable to a decrease in construction loan balances which were partially offset by an increase in the Company’s single-family permanent loan portfolio.

Net income for the six months ended December 31, 2017 totaled $898 thousand or $0.49 per diluted share, as compared to $793 thousand or $0.42 per diluted share for the same period in 2016. The $105 thousand increase in net income during the six months ended December 31, 2017 was primarily attributable to a $348 thousand increase in net interest income, and a $23 thousand decrease in provisions for loan losses, partially offset by a $269 thousand increase in income tax expense. The increase in net interest income during the six months ended December 31, 2017 was attributable to a $900 thousand increase in interest income, which was partially offset by a $552 thousand increase in interest expense. The increase in interest income was the result of higher average yields on investment and mortgage-backed securities, and higher average balances of loans outstanding, when compared to the same period in 2016. The increase in interest expense was primarily attributable to both higher average balances and higher average market rates paid on Federal Home Loan Bank (FHLB) short-term borrowings, which were partially offset by payoffs of FHLB long-term borrowings during the six months ended December 31, 2017, when compared to the same period in 2016. The increase in income tax expense for the six months ended December 31, 2017 was primarily the result of an additional $133 thousand federal income tax expense during the six months ended December 31, 2017 due to the write down of the Company’s net deferred tax assets associated with the JTCA and higher levels of taxable income, when compared to the same period in 2016. The decrease in the provision for loan losses was primarily attributable to a decrease in construction loan balances which were partially offset by an increase in the Company’s single-family permanent loan portfolio.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2017 (Unaudited)	June 30, 2017 (Unaudited)
Total assets	$355,588	$351,609
Cash and Cash Equivalents	8,521	2,272
Certificates of Deposits	3,624	10,380
Investment securities available-for-sale	119,559	108,449
Investment securities held-to-maturity	6,639	8,678
Mortgage-backed securities held-to-maturity	121,553	129,321
Net loans receivable	81,844	77,455
Deposits	143,849	145,289
FHLB advances: long-term, fixed-rate	—	10,000
FHLB advances: long-term, variable-rate	—	6,109
FHLB advances: short-term	176,405	155,799
Equity	33,865	33,043
Book value per share – Common Equity	16.86	16.45
Book value per share – Tier I Equity	16.90	16.54
Annualized Return on average assets	0.51%	0.48%
Annualized Return on average equity	5.79%	4.94%
Tier I leverage ratio	9.69%	9.53%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)		Six Months Ended December 31, (Unaudited)
	2017	2016	2017	2016
Interest income	$2,267	$1,814	$4,492	$3,592
Interest expense	677	396	1,321	769

Net interest income	1,590	1,418	3,171	2,823
Provision for loan losses	6	18	12	35

Net interest income after provision for loan losses	1,584	1,400	3,159	2,788
Non-interest income	124	107	239	237
Non-interest expense	957	916	1,849	1,850

Income before income tax expense	751	591	1,549	1,175
Income taxes	355	196	651	382

NET INCOME	$396	$395	$898	$793

EARNINGS PER SHARE:
Basic	$0.22	$0.21	$0.49	$0.42
Diluted	$0.22	$0.21	$0.49	$0.42

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,826,580	1,881,086	1,825,729	1,878,623
Diluted	1,826,580	1,881,086	1,825,729	1,878,623